EXHIBIT 99.1

7100 Holladay Tyler Road, Suite 300 • Glenn Dale, Maryland 20769 • Tel: 301-352-8800 • Fax: 301-352-8818

FOR IMMEDIATE RELEASE

TVI Corporation Acquires SafetyTech™ International, Inc.

Acquisition Expands TVI’s Portfolio in Powered Air Canister Market

GLENN DALE, MD – November 9, 2005 – TVI Corporation (NASDAQ: TVIN), a global supplier of rapidly deployable first responder systems for homeland security, hospitals, police and fire departments, the military and public health agencies, today announced it has acquired privately held SafetyTech™ International, Inc. (SafetyTech), of Frederick, Maryland, for a purchase price of approximately $16.9 million, consisting of approximately equal payments of cash and TVI common stock.

SafetyTech is a leader in the design, development and manufacture of Powered Air Purifying Respirators (PAPRs) for Chemical, Biological, Radiological and Nuclear (CBRN) protection. SafetyTech offers a wide range of powered air products to a variety of market segments, including the U.S. military, hospitals, first responders, industrial, and laboratory, decontamination and natural catastrophe response, worldwide. SafetyTech also manufactures products on a private label basis for large OEMs. The company is recognized for its ability to meet the next generation of industry standards and has more than 50,000 PAPR products in the field today.

“The acquisition of SafetyTech represents an important step in our ongoing strategy to broaden TVI’s product offerings to the homeland security and military markets and increase our recurring revenue stream,” said Richard V. Priddy, President and Chief Executive Officer of TVI Corporation. “SafetyTech is a growth company that has established close working relationships with its key customer groups, particularly the federal government, first responders and the military. For example, the company has contracts as the sole source provider for two major, multi-year military programs. We believe SafetyTech’s products also will have broad appeal in the industrial and hospital markets.”

“TVI will expand SafetyTech’s existing distribution network, which outside of the military market is primarily through OEMs,” Priddy said. “At the same time, SafetyTech’s proven ability to sell into the military should serve to strengthen TVI’s current military distribution capabilities.”

“SafetyTech, which has adopted rapid response and flexible manufacturing standards, has a proven track record of NIOSH approval for its innovative products,” continued Priddy. “SafetyTech also complements our filter canister product line. Once we receive NIOSH approval, we plan to incorporate our filter canisters into SafetyTech’s existing systems.”

“We view the combination of our organizations as extremely positive for our employees, customers, and shareholders,” Priddy said. “SafetyTech maintains a robust product development pipeline, including several products that will likely be strong contributors to growth in 2006 and beyond. We firmly believe this venture will deepen our ability to serve the full spectrum of the powered air respirator market, while enabling us to pursue our goal of being a total solution provider for domestic preparedness.”

TVI expects the transaction to be accretive to earnings in the first full quarter of combined operations. For its fiscal year ended June 30, 2005, SafetyTech was profitable and achieved revenues of $8.2 million. SafetyTech has approximately 20 employees.

TVI intends to retain all SafetyTech personnel and for SafetyTech to maintain its current manufacturing facilities in Frederick, Maryland, as well as its scientific and technical consultants based in Switzerland. SafetyTech’s Chief Executive Officer Dale Kline will join TVI’s executive team as President of the SafetyTech organization.

“We welcome the SafetyTech team into the TVI family,” said Priddy. “By working together, we expect to build a bright future that includes expanding our role in the emerging powered air respirator marketplace, leveraging our distribution strengths and building long-term value for our shareholders.”

About SafetyTech™ International, Inc.

SafetyTech™ International, Inc. is a leader in the design, development and manufacture of Powered Air Purifying Respirators (PAPRs) for Chemical, Biological, Radiological and Nuclear (CBRN) protection. The company offers a wide range of powered air products to a variety of market segments, including the U.S. military, hospitals, first responders, industrial, and laboratory, decontamination and natural catastrophe response, worldwide.

SafetyTech PAPR systems, masks, filter cartridges and accessories are currently used by U.S. Special Forces, Fixed and Rotary Wing Aviators, National Guard WMD response teams, Mass Casualty Decontamination teams, S.W.A.T., and special operations personnel around the world.

About TVI Corporation

TVI Corporation, located in Glenn Dale, Maryland, is a global supplier of rapidly deployable first responder systems for homeland security, hospitals, police and fire departments, the military and public health agencies. The Company designs, fabricates and markets products and systems both through distributors and directly to end-users and OEMs. These systems include chemical and biological decontamination systems, infection control systems, and powered air respirator systems for individuals. The Company’s core systems are fabric shelter structures, which employ the Company’s proprietary articulating frame. The Company also sells a line of thermal products, which includes targets, IFF (Identification Friend or Foe) devices, beacons and markers, and decoys.

During the past several years, TVI’s product line has expanded to include Chem/Bio Isolation systems for hospitals and first responders, trailerized first responder products, crime scene investigation systems for police, and mobile hospitals. TVI’s products, and others of their kind, represent integral components of a standard decontamination process.

The TVI designation is a service mark of TVI Corporation. All other company and product names mentioned above are trade names and/or trademarks of their respective owners. For more information concerning TVI, please visit the Company at: www.tvicorp.com. This reference to the TVI website is an active textual reference and the contents of the site are not part of this press release.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Information contained in this press release constitutes forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as “should”, “anticipates”, “believes”, “expects”, “might result”, “estimates” and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; expected costs or charges, certain of which may be outside our control; the time and costs involved in the research, development, marketing and promotion for our products; the possible cancellation or non-fulfillment of existing orders or distributor commitments for our products; our ability to respond to product and other changes in the counter-terrorism, military, public safety and first responder communities; adverse changes in governmental regulations; our ability to maintain and manage our growth; difficulties in integrating the operations, technologies and products of any businesses we may acquire; general economic and business conditions; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company’s Annual Report to Stockholders, periodic reports, registration statements and other filings made with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

TVI Corporation
Richard Priddy, President & CEO	(301) 352-8800 x210

Sharon Merrill Associates
Jim Buckley, Executive Vice President	(617) 542-5300